EXHIBIT 5

The Westaim Corporation
Finance Code of Conduct for
Chief Executive and Senior Financial Officers

The Westaim Corporation’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and other employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. The Board of Directors of The Westaim Corporation has developed and adopted this Finance Code of Conduct applicable to its CEO, CFO and other senior finance employees.

All employees covered by this Finance Code of Conduct are accountable for adherence to this Code of Conduct and will:

•	Act responsibly and ethically, with honesty and integrity, avoiding actual or apparent conflicts of interest between their personal and professional relationships, ethically handling all such actual or apparent conflicts of interest.

•	Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in company filings with securities regulators or commissions and in any other public communications made by The Westaim Corporation.

•	Comply with applicable laws, rules and regulations of federal, provincial, state and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

•	Not use confidential information acquired in the course of one’s work for personal advantage.

•	Be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community.

•	Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the company’s financial statements or accounting books and records.

•	Promptly report any known violations of this Code of Conduct to the Audit Committee of the Board of Directors.